UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 26, 2017

FSB BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-37831	81-2509654
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

45 South Main Street, Fairport, New York	14450
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (585) 223-9080

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On October 31, 2017, FSB Bancorp, Inc. (the "Company") announced the retirement of Dana C. Gavanda as President of the Company and Fairport Savings Bank (the "Bank") effective October 26, 2017, and as Chief Executive Officer of the Company and the Bank, effective January 1, 2018. Mr. Gavenda will remain on the Board of Directors of the Company and the Bank as Executive Chairman.

(c) On October 26, 2017, the Board of Directors of the Company and the Bank appointed Kevin D. Maroney as President and Chief Financial Officer of the Company and the Bank. Mr. Maroney will become Chief Executive Officer of the Company and the Bank upon the retirement of Mr. Gavenda on January 1, 2018. Mr. Maroney, age 60, has been the Company's and/or the Bank's Chief Financial Officer and/or Chief Operating Officer since 2004. Prior to his employment with the Company and the Bank, from 1993 until 2004, Mr. Maroney served as Senior Vice President/Finance and Operations Officer with Wyoming County Bank, Warsaw, New York. Mr. Mahoney is not a party to any transaction with the Company or the Bank that would require disclosure under Item 404(a) of Securities and Exchange Commission Regulation S-K.

On October 26, 2017, the Bank and Mr. Maroney entered into an employment agreement, that will become effective on January 1, 2018 as result of Mr. Maroney's appointment as President and Chief Executive Officer of the Bank (the "Employment Agreement").  The Employment Agreement will supersede and replace Mr. Maroney's change in control agreement with the Bank currently in effect.  The term of the Employment Agreement will be for three years and renews annually such that the remaining term will be three years, unless otherwise terminated.  Mr. Maroney will receive an annual base salary of $220,000 and be eligible to participate in any bonus plan or arrangement of the Bank or the Company in which senior management is eligible to participate.  In addition, Mr. Maroney will be eligible to participate in the employee benefit plans offered by the Bank, and will be reimbursed for reasonable business expenses incurred, including for a golf membership to a country club.  Mr. Maroney will also receive a monthly car allowance.

If Mr. Maroney's employment is terminated by the Bank without "cause" or he voluntarily resigns for "good reason" (as such terms are defined in the Employment Agreement) and such qualifying termination event is not in connection with a change in control, he will receive a cash lump sum payment within 30 days thereafter equal to the amount of base salary that he would have earned had he remained employed with the Bank for the greater of: (1) 12 months; or (2) the remaining term of the Employment Agreement (the "Benefit Period").  In addition, the Bank will continue to provide to Mr. Maroney substantially comparable life insurance coverage and non-taxable medical and dental coverage in effect under the same cost-sharing arrangements that would apply for active employees of the Bank until the earlier of: (1) the completion of the Benefit Period; or (2) the date on which Mr. Maroney becomes a full-time employee with another employer, provided that he is entitled to receive comparable health and welfare benefits.

If Mr. Maroney's employment is terminated by the Bank (or any successor) without "cause" or voluntarily resigns for "good reason" on or after the effective time of a change in control of the Company or the Bank, he will receive within 30 days thereafter a cash lump sum payment equal to three times the sum of his: (1) highest annual rate of base salary; and (2) highest cash bonus paid to, or earned by, him during the calendar year of the change in control or either of the two calendar years immediately preceding the change in control.  In addition, the Bank will continue to provide to Mr. Maroney substantially comparable life insurance coverage and non-taxable medical and dental coverage at no cost to him until the earlier of (1) the completion of the three-year period following his date of termination; or (2) the date on which Mr. Maroney becomes a full-time employee with another employer, provided that he is entitled to receive comparable health and welfare benefits.

Mr. Maroney agrees that while employed and for period of 12 months following his termination of employment for any reason (except if such termination occurs on or after a change in control), he will be subject to non-competition and non-solicitation covenants.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement that is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 5.02.

(d) On October 26, 2017, the Board of Directors of the Company and the Bank appointed Kevin D. Maroney as a member of the Board of Directors. As an executive officer of the Company, Mr. Maroney will not serve on any committees of the Company.

A copy of the press release, dated October 31, 2017, announcing the management succession is attached as Exhibit 99.1 to this Current Report on Form 8-K.

(e) The response to this item is incorporated by reference to (c) above.

Item 9.01 Financial Statements and Exhibits

(a)	Financial statements of businesses acquired. None.

(b)	Pro forma financial information. None.

(c)	Shell company transactions: None.

(d)	Exhibits.
	10.1	Employment Agreement by and between Fairport Savings Bank and Kevin D. Maroney dated October 26, 2017.
	99.1	Press release dated October 31, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FSB BANCORP, INC.
DATE: October 31, 2017	By:	/s/ Kevin D. Maroney
Kevin D. Maroney
President and Chief Financial Officer